Exhibit 10.8

Vital Farms, Inc.

Non-Employee Director Compensation Policy

Each member of the Board of Directors (the “Board”) of Vital Farms, Inc. (the “Company”) who is not also serving as an employee of the Company or any of its subsidiaries (each such member, a “Non-Employee Director”) will be eligible to receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for his or her Board service.  Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2020 Equity Incentive Plan or any successor equity incentive plan (the “Plan”).

This Policy will be effective upon the execution of the underwriting agreement between the Company and the underwriter(s) managing the initial public offering of the Company’s common stock (the “Common Stock”), pursuant to which the Common Stock is priced for the initial public offering (the initial public offering price being referred to as the “IPO Price,” and the date of such execution being referred to as the “IPO Date”).  This Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

1.	Annual Cash Compensation

Each Non-Employee Director will be entitled to receive the following annual cash retainers for service on the Board:

Annual Board Service Retainer:

•	All Non-Employee Directors: $40,000
•	Lead Independent Director: $20,000 (in addition to the Annual Board Service Retainer)

Annual Committee Member Service Retainer:

•	Member of the Audit Committee: $10,000
•	Member of the Compensation Committee: $7,500
•	Member of the Nominating and Corporate Governance Committee: $5,000

Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):

•	Chairperson of the Audit Committee: $20,000
•	Chairperson of the Compensation Committee: $15,000
•	Chairperson of the Nominating and Corporate Governance Committee: $10,000

The annual cash retainers above will be payable in equal quarterly installments in arrears on the last day of each fiscal quarter (each such date, a “Retainer Accrual Date”) in which the service occurred, prorated for any partial quarter of service (based on the number of days served in the applicable position divided by the total number of days in the quarter).  All annual cash retainers will be vested upon payment.

2.	Equity Compensation

Each Non-Employee Director will be entitled to receive the equity compensation set forth below (as applicable).  All such equity compensation will be granted under the Plan.

(a)Elections to Receive an Equity Grant in Lieu of Quarterly Cash Retainer.

(i)Retainer Grant. Each Non-Employee Director may elect to convert all of his or her cash compensation under Section 1 for the first calendar quarter that commences after the IPO Date and any subsequent calendar quarter into an RSU Award (each, a “Retainer Grant”) in accordance with this Section 2(a) (such election, a “Retainer Grant Election”).  If a Non-Employee Director timely makes a Retainer Grant Election pursuant to Section 2(a)(ii), on the first business day following the applicable Retainer Accrual Date to which the Retainer Grant Election applies, and without any further action by the Board or Compensation Committee, such Non-Employee Director automatically will be granted an RSU Award covering a number of shares of Common Stock equal to (A) the aggregate amount of cash compensation otherwise payable to such Non-Employee Director under Section 1 on the Retainer Accrual Date to which the Retainer Grant Election applies divided by (B) the closing sales price per share of the Common Stock on the applicable Retainer Accrual Date (or, if such date is not a business day, on the first business day thereafter), rounded down to the nearest whole share.  Each Retainer Grant will be fully vested on the applicable grant date.

(ii)Election Mechanics.  Each Retainer Grant Election must be submitted to the Company’s Chief Financial Officer (or such other individual as the Company designates) in writing at least 10 business days in advance of the applicable Retainer Accrual Date, and subject to any other conditions specified by the Board or Compensation Committee of the Board.  A Non-Employee Director may only make a Retainer Grant Election during a period in which the Company is not in a quarterly or special blackout period and the Non-Employee Director is not aware of any material non-public information.  Once a Retainer Grant Election is properly submitted, it will be in effect for the next Retainer Accrual Date and will remain in effect for successive Retainer Accrual Dates unless and until the Non-Employee Director revokes it in accordance with Section 2(a)(iii) below.  A Non-Employee Director who fails to make a timely Retainer Grant Election will not receive a Retainer Grant and instead will receive the cash compensation under Section 1.

(iii)Revocation Mechanics. The revocation of any Retainer Grant Election must be submitted to the Company’s Chief Financial Officer (or such other individual as the Company designates) in writing at least 10 business days in advance of the applicable Retainer Accrual Date, and subject to any other conditions specified by the Board or Compensation Committee.  A Non-Employee Director may only revoke a Retainer Grant Election during a period in which the Company is not in a quarterly or special blackout period and the Non-Employee Director is not aware of any material non-public information.  Once the revocation of the Retainer Grant Election is properly submitted, it will be in effect for the next Retainer Accrual Date and will remain in effect for successive Retainer Accrual Dates unless and until the Non-Employee Director makes a new Retainer Grant Election in accordance with Section 2(a)(ii).

(b)Automatic Equity Grants.

(i)Initial Grant for New Directors. Without further action by the Board or Compensation Committee of the Board, each person who after the IPO Date is elected or appointed for the first time to be a Non-Employee Director, will automatically, on the date of his or her initial election or appointment to be a Non-Employee Director (or, if such date is not a business day, the first business day thereafter), be granted an RSU Award covering a number of shares of Common Stock equal to (A) $120,000 divided by (B) the closing sales price per share of the Common Stock on the applicable grant date rounded down to the nearest whole share (each, an “Initial Grant”). Each Initial Grant will vest in a series of three equal annual installments on each of the first, second and third year anniversaries of the applicable grant date, subject to the Non-Employee Director’s Continuous Service on each vesting date.  Additionally and without further action by the Board or Compensation Committee of the Board, each person who is a Non-Employee Director as of the IPO Date will automatically, on the second trading day after the IPO Date, be granted an RSU Award for 7,500 shares of Common Stock (each, an “IPO Initial Grant”).  Each IPO Initial Grant will vest in three equal installments on the day before each of the first, second and third Annual Meeting of the Company stockholders that occurs following the IPO Date, subject to the Non-Employee Director’s Continuous Service on each vesting date.

(ii)Annual Grant. Without any further action by the Board or Compensation Committee, at the close of business on the date of each Annual Meeting of the Company’s stockholders, each person who is then a continuing Non-Employee Director will automatically be granted a RSU Award (each, an “Annual Grant”) covering a number of shares of Common Stock equal to (A) $80,000 divided by (B) the closing sales price per share of the Common Stock on the date of the applicable Annual Meeting (or, if such date is not a business day, the first business day thereafter).  Each Annual Grant will vest on the earlier of (1) the first anniversary of the applicable grant date and (2) the day before the next Annual Meeting following the applicable grant date, subject to the Non-Employee Director’s Continuous Service through the vesting date.

(iii)Change in Control.  Notwithstanding the foregoing, for each Non-Employee Director who remains in Continuous Service as of, or immediately prior to, a Change in Control, the shares subject to his or her then-outstanding equity awards that were granted pursuant to this Policy will become fully vested immediately prior to such Change in Control.

(iv)Remaining Terms.  The remaining terms and conditions of each RSU Award granted pursuant to this Policy will be as set forth in the Plan and the Company’s applicable award grant notice and award agreement, in the form adopted from time to time by the Board or Compensation Committee of the Board.

3.	Non-Employee Director Compensation Limit

Notwithstanding anything herein to the contrary, the cash compensation and equity compensation that each Non-Employee Director is entitled to receive under this Policy shall be subject to the limits set forth in Section 3(d) of the Plan.

4.	Ability to Decline or Defer Compensation

A Non-Employee Director may decline all or any portion of his or her compensation under this Policy by giving notice to the Company prior to the date such cash is earned or such equity awards are to be granted, as the case may be. A Non-Employee Director may elect to defer receipt of payment of his or her cash compensation and/or settlement of any RSU Award granted pursuant to the Policy in accordance with a deferral election program administered by the Company in compliance with the provisions of Section 409A.

5.	Expenses

The Company will reimburse each Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Adopted by the Board of Directors: July 22, 2020

Effective: July 30, 2020

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